Exhibit 99.2

EMAIL MESSAGE FROM SYNIVERSE CEO TO ALL EMPLOYEES

I am pleased to announce that Syniverse has signed a definitive agreement to be acquired by The Carlyle Group, global alternative asset manager, for $2.6 billion in cash. Carlyle will acquire all of the outstanding common shares of Syniverse for $31 per share, providing shareholders with a significant cash premium for their investment. Upon completion of the acquisition, Syniverse will become a private company, wholly owned by an affiliate of the Carlyle Group. This transaction will result in significant benefits to our employees, our customers and our shareholders.

With The Carlyle Group as our single investor, we expect to realize a number of benefits:

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With fewer regulatory compliance requirements and without the quarter-to-quarter demands of a public company, Syniverse can respond faster to the needs of the marketplace. We can focus our time and efforts on better serving our customers, developing new markets, offering a broad array of world-class products and services, and refining internal processes.

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Public companies are often by necessity forced to focus on the short term. We will be freed from that constraint, which opens up many opportunities for building our business both organically, and through near- and long-term acquisitions.

•	In evaluating Syniverse, Carlyle sees it as a company with great upside potential. It is committed to supporting the company as we continue to grow and evolve.

•	With the backing of a global powerhouse like Carlyle, we expect to accelerate our growth trajectory and improve time to market for products and services.

The Carlyle Group is a global alternative asset manager that “invests wisely and creates value” across three asset classes—private equity, real estate and credit alternatives - in Africa, Asia, Australia, Europe, North America and South America, focusing on numerous industries including technology and business services, and telecommunications and media. Headquartered in Washington, D.C., and established in 1987, the Carlyle Group employs more than 880 people in 19 countries. In the aggregate, Carlyle portfolio companies have more than $84 billion in revenue and employ more than 398,000 people around the world. I encourage you to learn more about Carlyle by reading the case studies about how it creates value in the companies in which it invests, and by watching a video of its co-founders discussing the firm’s history and guiding principles.

The Syniverse board of directors unanimously approved the transaction, which is subject to customary closing conditions, including approval of Syniverse stockholders and regulatory approvals. We expect the review and approval process to be completed during the first quarter of next year. Your management will keep you informed of developments from now until the transaction closes. In the interim, we need to stay focused on our 2010/2011 objectives and, as always, on our customers. I want to assure you that we expect minimal effect on our day-to-day business and on our employees both now and after the transaction closes. You are all still Syniverse employees.

If you receive questions from our customers or the media, do not speculate about the agreement or what might happen when the transaction is completed. Simply tell them that you do not have information beyond that which is found in our press release. For customer inquiries or concerns, please refer them to the appropriate sales leadership. For questions from the media, please refer them to Bobby Eagle in public relations.

Syniverse Proprietary and Confidential – Not for Distribution

Syniverse has a rich history of success and leadership in the mobile world. In recent years we have transformed from a North American-centric company to a truly global business, and from a company with a narrow product focus to a global leader in roaming, messaging, and network solutions. Together we have established Syniverse as the company that makes mobile work.

Today’s news marks an important next step in the evolution of the company, and serves as validation of the results we have achieved through our sound strategy and expert employee base.

We will gain new capabilities and tremendous opportunities as the company now partners with The Carlyle Group. I look forward to the new possibilities this will bring to both you as our employees and to our customers.

Tony